Exhibit 4.6

              STRUCTURAL DYNAMICS RESEARCH CORPORATION 1996
                 DIRECTORS' NON-DISCRETIONARY STOCK PLAN


1. Name and Purpose. The purpose of this Plan, which shall be known as the "Structural Dynamics Research Corporation 1996 Directors' Non-Discretionary Stock Plan" (hereafter referred to as the "Plan") to advance the interests of Structural Dynamics Research Corporation (the "Company") by providing material incentives for the continued services of the Non-Employee Directors and by enhancing the Company's ability to attract, and thereafter to retain, qualified individuals to serve on the Company's Board of Directors.

2. Definitions. For purposes of this Plan, the following terms when capitalized shall have the meaning designated herein unless a different meaning is plainly required by the context. Where applicable, the masculine pronoun shall mean or include the feminine and the singular shall include the plural.

(a)  "Board" shall mean the Board of Directors of the Company.

(b)  "Company" shall mean Structural Dynamics Research Corporation.

(c) "Effective Date" shall mean the date on which this Plan, in its present form, shall become effective, as provided in Paragraph 17 below.

(d) "Fair Market Value" of the Company's common stock on a certain date shall be the mean of the highest and lowest quoted selling prices of such stock on the composite tape of the Nasdaq National Market on the date specified, or if the Company's common stock was not traded on such exchange on such date, on the next preceding date on which the common stock was traded.

(e) "Non-Employee Director" shall mean a director who is not also an employee of the Company.

(f) "Optionee" shall mean a Non-Employee Director who receives stock options granted under this Plan.

(g) "Plan" shall mean the Structural Dynamics Research Corporation 1996 Directors' Non-Discretionary Stock Plan.

(h) "Subsidiary" shall mean an affiliated employer during any period that 50% or more of its common stock or, in the case of a partnership, 50% or more of the capital interest thereof is owned directly or indirectly by the Company or during any period that it is a member with the Company in a controlled group of corporations or is otherwise under common control with the Company within the meaning of Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended.


3.  Administration.

(a)  The Plan shall be administered by the Board.

The Company shall issue to the Non-Employee Directors stock options under, and in accordance with, the provisions of the Plan. Each option issued shall be evidenced by a stock option agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Board from time to time shall approve.


The Board shall have authority to construe and interpret such option agreements; to impose such limitations and restrictions as are deemed necessary or advisable by counsel for the Company so that compliance with the Federal securities laws and with the securities laws of the various states may be assured; and to make all other determinations necessary or advisable for administering this Plan.
A decision by a majority of the Board shall govern all actions of the Board; such decision may be made either at a meeting of the Board at which a majority of the members are present or without a meeting by a writing signed by a majority of the Board. All decisions and interpretations made by the Board shall be binding and conclusive on all Optionees, their legal representatives and beneficiaries.

The Board may designate any officers or employees of the Company or its Subsidiaries to assist the Board in the administration of this Plan and to execute documents on its behalf, and the Board may delegate to them such other ministerial and limited discretionary duties, as it sees fit.

4.  Shares Subject to the Plan.

(a) The shares to be issued and delivered by the Company upon exercise of options issued under this Plan are shares of the Company's common stock without par value, which may be either authorized but unissued shares or treasury shares, in the discretion of the Board.

(b) The aggregate number of shares of the Company's common stock which may be issued under this Plan shall not exceed 1,000,000 shares; subject, however, to the adjustment provided in Paragraph 10 in the event of stock splits, stock dividends, exchanges of shares, or the like occurring after the Effective Date. No stock option may be granted under this Plan which could cause such maximum limit to be exceeded.

(c) Shares covered by an option which is no longer exercisable with respect to such shares shall again be available for grant of options under this Plan.

5. Terms of Options. Options issued under this Plan shall contain the following terms and conditions:

(a) Option price: The option price per share of common stock shall be equal to the Fair Market Value of the Company's common stock on the Effective Date of the issuance of such option.

(b) Time and amount of option issuances: Upon election or appointment to the Board Non-Employee Directors shall automatically be issued an option to purchase 10,000 shares of the Company's common stock (the "Initial Option Grant"). In addition, at every annual organizational meeting of directors commencing at the regular organizational meeting in 1997, the Non-Employee Directors then serving on the Board shall receive an automatic issuance of an option to purchase 10,000 shares of the Company's common stock (the "Annual Option Grant"); provided that, the number of shares subject to Annual Option Grants issued to Non-Employee Directors who have not yet served a full year on the Board shall be prorated such that those Non-Employee Directors shall receive an option to purchase only a percentage of 10,000 shares commensurate with the actual portion of the year that such director served on the Board.

(c) Period within which option may be exercised: Each option issued to Optionees under the plan shall terminate at the expiration of five years from the Effective Date of the issuance of such option.

In addition none of the option shares covered by an option issued to an Optionee shall be exercisable until the expiration of six months from the Effective Date of the issuance of such option. After the expiration of six months, not more than the following percentages of each option issued to an Optionee may be exercised prior to the expiration of the following number of months after the date of the issuance of such option:

MONTHS AFTER EFFECTIVE DATE OF ISSUANCE PERCENTAGE OF OPTION SHARES ELIGIBLE FOR EXERCISE

Less than 6                                    0%
At least 6 but less than 12                   50%
At least 12 but not more than 60             100%

(d)  Non-transferability: Termination of Service as a Non-Employee
Director: No option issued under this Plan shall be assignable or transferable. In the event a Non-Employee Director ceases to serve the Company as such, then the former Non-Employee Director shall have the following time periods within which to exercise unexercised options or parts thereof, held by him or her in the following described circumstances:

(i) In the event of death, the representative or representatives of the former Non-Employee Director's estate may, subject to the prescribed schedule in Paragraph 5(c) above, exercise at any time and from time to time up to and including the option expiration date, any of the unexercised options or parts thereof which have been outstanding for at least six months from the date of grant.

(ii) In the event of resignation by a Non-Employee Director by reason of disability or ill-health, the former Non-Employee Director may, subject to the prescribed schedule in Paragraph 5(c) above, exercise at any time and from time to time up to and including the option expiration date, any of the unexercised options or parts thereof which have been outstanding for at least six months from the date of grant.

(iii) In the event of resignation for reasons other than disability or ill-health, or failure to be re-elected other than by a change of control as defined in Paragraph 13, the former Non-Employee Director may exercise all or any part of his or her options which have become exercisable as of the date of resignation or non re-election at any time or from time to time within the period of 60 days following the resignation or non re-election date.

(e) Partial exercise: Unless otherwise provided in the option agreement, any exercise of an option issued under this Plan may be made in whole or in part.

6. Period for Issuing Options. No option shall be issued under this Plan subsequent to May 1, 2006.

7. Method of Exercise. An option issued under this Plan may be exercised by written notice to the Company, signed by the Optionee, or by such other person as is entitled to exercise such option. The notice of exercise shall state the number of shares in respect of which the option is being exercised, and shall be accompanied by payment of the full option price for such shares, made in one of the following manners: (a) cash; (b) free and clear shares of the Company's common stock, which shall be valued at the Fair Market Value of such shares on the date of such transfer; or (c) any combination of (a) and (b). A certificate or certificates for the shares of common stock of the Company purchased through the exercise of an option shall be issued as soon as practical after the exercise of the option and payment therefor.

8. Rights as a Shareholder. During the option period no person entitled to exercise any option granted under this Plan shall have any of the rights or privileges of a shareholder with respect to any shares of stock issuable upon exercise of such option until certificates representing such shares shall have been issued and delivered.

9. Implied Consent of Optionees. Every Optionee, by his or her acceptance of an option under this Plan, shall be deemed to have consented to be bound, on his or her own behalf and on behalf of his or her heirs, assigns, and legal representatives, by all of the terms and conditions of this Plan.

10. Adjustments to Reflect Capital Changes. The following adjustments shall be made to reflect changes in the capitalization of the Company:

(a) Recapitalization: The number of shares subject to each Initial Option Grant and each Annual Option Grant to be made under the Plan are not subject to adjustment to reflect stock splits, stock dividends, etc., which occur prior to such Initial Option Grant or Annual Option Grant. However, the number and kind of shares subject to outstanding stock options and/or grants of Restricted Stock and the exercise price for such shares (in the case of options) shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the options granted under the Plan. The Board shall have the power to determine the amount of the adjustment to be made in each case.

(b) Certain Reorganizations: After any reorganization, merger or consolidation in which the Company is the surviving corporation, each Optionee shall, at no additional cost, be entitled upon any exercise of an option to receive (subject to any required action by shareholders), in lieu of the number of shares of the Company common stock exercisable pursuant to such option, the number and class of shares of stock or other securities to which such Optionee would have been entitled pursuant to the terms of the reorganization, merger or consolidation if, at the time of such reorganization, merger or consolidation, such Optionee had been the holder of record of a number of shares of stock equal to the total number of shares covered by such option. Comparable rights shall accrue to each Optionee in the event of successive reorganizations, mergers or consolidations of the character described above.

(c) Options to Purchase Stock of Acquired Companies: After any reorganization, merger or consolidation in which the Company or a Subsidiary of the Company shall be a surviving corporation, the Board shall issue substituted options under the provisions of the Plan, pursuant to section 425 of the Internal Revenue Code, replacing old options granted under a Plan of another party to the reorganization, merger or consolidation whose stock subject to the old options may no longer be issued following such merger or consolidation. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Board in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any options. Shares of common stock underlying such substituted options shall be in addition to and shall not diminish the number of shares of common stock available for stock option grants.

11. Stock In Lieu of Fees. Non-Employee Directors shall have the right to elect to receive shares of the Company's common stock in lieu of the receipt of the annual retainer fee otherwise payable to them in accordance with the following terms and conditions:

(a) Irrevocable Election: On or before October 31 of any year, a Non-Employee Director may, in writing, elect to receive either 25%, 50%, 75% or 100% of his or her annual director's retainer fee payable in the next calendar year in the form of the Company's common stock rather than cash. Such election shall be irrevocable with respect to the year to which it applies. Such election shall only apply to annual director's retainer fees and not to per-meeting fees or to expense reimbursements.

(b) Grant of Stock: On the date of the annual Board organizational meeting held after the annual shareholders' meeting in the calendar year following any such election, the Company shall issue to an electing director that number of shares of its common stock equal to the percentage elected by the director of the total annual director's retainer fees otherwise payable for that year, divided by the per share Fair Market Value of the Company's common stock.

12. Acceleration. In the event of change of control as defined in paragraph 13, any options which have then been outstanding for at least six months held by an Optionee shall be immediately exercisable (without regard to any limitation imposed by the Plan or the Board at the time the option is granted, which permits all or any part of the option to be exercised only after the lapse of time).

13.  Change of Control.

(a)  A "change of control" shall be deemed to have occurred if:

(i) without prior approval of the Board, any "person" becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

(ii) without prior approval of the Board, as a result of, or in connection with, or within two years following, a tender or exchange offer for the voting stock of the Company, a merger or other business combination to which the Company is a party, the sale or other disposition of all or substantially all of the assets of the Company, a reorganization of the Company, or a proxy contest in connection with the election of members of the Board, the persons who were directors of the Company immediately prior to any of such transactions cease to constitute a majority of the Board or of the board of directors of any successor to the Company (except for resignations due to death, disability or normal retirement).

(b) A person shall be deemed the "beneficial owner" of any securities:

(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities.

(c) A "person" shall mean any individual, firm, company, partnership, other entity or group.

(d) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on the date the Plan is approved by the shareholders of the Company and becomes effective.

14. Company Responsibility. All expenses of this Plan, including the cost of maintaining records, shall be borne by the Company. The Company shall have no responsibility or liability (other than under applicable securities laws) for any act or thing done or left undone with respect to the price, time, quantity, or other conditions and circumstances of the purchase of shares under the terms of the Plan, so long as the Company acts in good faith.

15. Securities Laws. The Board shall take all necessary or appropriate actions to ensure that all option issuances and all exercises thereof under this Plan are in full compliance with all Federal and state securities laws.

16. Amendment and Termination. Unless earlier terminated by the Board of Directors of the Company, this Plan shall terminate on May 1, 2006. The Board of Directors of the Company may terminate this Plan at any time, and may amend the Plan at any time or from time to time, without obtaining any approval of the Company's shareholders; except that the Plan may not be amended without shareholder approval
(1) to increase the aggregate number of shares issuable under the Plan (excepting proportionate adjustments made under Paragraph 10 to give effect to stock splits, etc.); (2) to change the number of shares which may be granted to Optionees under the provisions of paragraph 5(B) (excepting proportionate adjustments made under Paragraph 10); (3) to change the option price of optioned stock (excepting proportionate adjustments made under Paragraph 10); (4) to change the required option price per share of common stock covered by an option granted under this Plan pursuant to subparagraph 5(a); (5) to extend the time within which options may be granted or the time within which a granted option may be exercised; or (6) to change, without the consent of the Optionee (or his or her, or his or her estate's, legal representative), any option previously granted to him or her under the Plan; and such amendments shall not be made more than once every six months other than to comport with changes in the Internal Revenue Code or the rules thereunder. If the Plan is terminated, any unexercised option shall continue to be exercisable in accordance with its terms.

17. Effective Date. This Plan shall become effective as of the date the Company's existing Directors' Non-Discretionary Stock Option Plan expires, if the Plan is approved and adopted by majority vote of the shareholders of the Company; provided that such adoption and approval must occur prior to December 31, 1996. If not so approved and adopted, this Plan shall be of no force and effect.